RCI 3Q17 Club & Restaurant Total & Same-Store Sales Increase

●	Total Club & Restaurant Sales of $36.9 Million—Up 11.5% from 3Q16

●	Same-Store Sales of $33.4 Million—Up 6.8% from 3Q16

HOUSTON—July 11, 2017—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced total and same-store sales for its Nightclubs and Bombshells restaurant segments for the third fiscal quarter ended June 30, 2017. The company plans to report complete 3Q17 results August 9, 2017.

3Q17 vs. 3Q16

●	Total club and restaurant sales: $36.9 million compared to $33.1 million.

●	Consolidated same-store sales: $33.4 million compared to $31.3 million.

●	Nightclubs segment sales: $32.3 million compared to $28.1 million (40 units vs. 38).

●	Bombshells restaurant segment sales: $4.6 million compared to $5.0 million (4 units vs. 5).

CEO Comment

Eric Langan, President and CEO, commented: “In 3Q17, RCI generated one of the largest quarterly increases in same-store sales in the last five years. This was primarily due to the Nightclubs segment, where sales rose 8.0% on a same-store basis and 14.9% on a total basis.

“In same-store sales, we are seeing a broad based recovery around the country both in VIP spend and in customer count. This was a nice surprise given our third quarter is normally seasonally weaker. Total sales also benefited from our acquisitions of Hollywood Showclub in St. Louis (April 25th) and of Scarlett’s Cabaret Miami (May 8th), which contributed a combined $2.2 million in new volume. We were particularly pleased with the performance of Scarlett’s Cabaret Miami.

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“Sales at our four existing Bombshells grew slightly on a same-store basis. Our fifth Bombshells is expected to open next week, on July 17th. We have broken ground on our sixth, picked out a property for our seventh, and plan to develop three more in 2018-2019. Customers continue to be attracted to our military theme and social dining concept with our Bombshells Girls, where you can have a great time, great food, watch the game, listen to music, and hang out with friends or family.

“Overall, we appear to be gaining momentum the same time as the economy appears to be. With our increases in same-store sales and our return to acquisition mode, management at all levels is excited about the prospects going forward.”

Notes

●	Nightclubs and Bombshells segment sales do not include sales from non-core operations.

●	Unit counts are at period end.

●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With 44 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis and other cities operate under brand names, such as “Rick’s Cabaret,” “XTC,” “Club Onyx,” “Vivid Cabaret,” “Jaguars,” “Tootsie’s Cabaret,” and “Scarlett’s Cabaret.” Sports bars/restaurants operate under the brand name “Bombshells.” Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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